SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ____________

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                              Commission File Number 1-8060


                              AQUARION COMPANY
           (Exact name of registrant as specified in its charter)

                              835 Main Street
                       Bridgeport, Connecticut 06601
                               (203) 335-2333
            (Address, including zip code, and telephone number,
      including area code of registrant's principal executive offices)


                    Common Stock, no par value per share
          (Title of each class of securities covered by this Form)

                                    None
           (Title of all other classes of securities for which a
         duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)   [X]
           Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]

      Approximate number of holders of record as of certification or notice date: 1.

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Aquarion Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  January 7, 2000             By: /s/ Janet M. Hansen
                                       --------------------------------------
                                       Name: Janet M. Hansen
                                       Title: Executive Vice President, Chief
                                              Financial Officer and Treasurer